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                                   EXHIBIT 11

                  GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
          STATEMENTS OF COMPUTATION OF PER SHARE EARNINGS (Unaudited)
                      (Millions, except per share amounts)

                                                            Three Months
                                                          Ended March 31,
                                                        -------------------
                                                          1996       1995
                                                         --------    --------
Income (Loss)
- -------------
Net income                                             $     50    $    232
                                                       ========    ========

Weighted Average Shares
- -----------------------
Common shares outstanding, net of
   restricted stock                                        90.5        89.6

Add- shares assumed to be issued under
   long-term incentive (restricted stock),
   stock option and stock purchase
   plans at the average market price                         .5          .8
                                                       --------    --------
Primary shares                                             91.0        90.4
                                                       --------    --------

Add- additional shares assumed to be issued
   under long-term incentive (restricted
   stock), stock option and stock purchase
   plans at quarter end market price (if higher
   than average market price)                                 -          .1
                                                       --------    --------
Fully diluted shares                                       91.0        90.5
                                                       ========    ========

Income (Loss) Per Share
- -----------------------
Net income                                             $    .55    $   2.59
                                                       ========    ========

Income (Loss) Per Share - Primary
- ---------------------------------
Net income                                             $    .55    $   2.57
                                                       ========    ========

Income (Loss) Per Share - Fully Diluted
- ---------------------------------------
Net income                                             $    .55    $   2.56
                                                       ========    ========


A single presentation of income (loss) per share is made on the Statements of Income because the effects of assuming issuance of common shares under long-term incentive, stock option and stock purchase plans are either antidilutive or insignificant.